Exhibit 99.1

Echo Global Logistics Elects Virginia Henkels to Its Board of Directors

CHICAGO, Sept. 10, 2018 (GLOBE NEWSWIRE) — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, announced that Virginia “Ginnie” Henkels was named to the Company’s Board of Directors, effective Monday, September 10, 2018.

Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a $4 billion North American truckload carrier, from 2008 to 2017. There she held various accounting and finance leadership positions starting in 2004. Prior to joining Swift, she served in numerous finance roles at Honeywell International, a multinational conglomerate company that makes consumer and commercial products as well as aerospace systems.

Ms. Henkels has over 20 years of experience in transportation management, investor relations, finance, accounting, and capital markets. She currently serves as a Board Member at Viad Corp. and LCI Industries, and as Chair of the Audit Committee for LCI. She is a member of the National Association of Corporate Directors and the Women Corporate Directors community, which represents the top levels of female leadership in business today.

“Ginnie’s broad experience in Fortune 1000 public companies in the areas of finance, accounting, capital market transactions, and corporate governance makes her an excellent addition to our board,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. “We look forward to Ginnie’s insights and contributions as Echo maintains its focus on innovative technology in transportation.”

“Echo simplifies transportation management in a way that’s greatly impacting the industry,” said Henkels. “From the time they were founded through today, they have remained at the forefront of technological disruption in the transportation space. I’m proud to join the board of this top-ranked logistics company as it continues to be a proven leader.”

About Echo Global Logistics

Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

ECHO: Corporate

INVESTOR RELATIONS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695

Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132